POOL CORPORATION ANNOUNCES DIRECTOR APPOINTMENT
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COVINGTON, LA. (May 25, 2021) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) appointed Martha “Marty” Gervasi to serve as a director upon recommendation of the Nominating and Corporate Governance Committee. The Board appointed her to serve effective May 24, 2021, until the 2022 annual meeting of shareholders, at which time she will stand for election by Pool Corporation's shareholders. Ms. Gervasi brings with her more than 30 years of human capital leadership, including 8 years as the Chief Human Resources Officer for The Hartford Financial Services Group, Inc.

John E. Stokely, Chairman of the Board, commented, “Marty's background in modernizing human capital strategies, along with her vast public company board exposure, provides a valuable perspective to complement the skills and experiences of our board members. We look forward to her contributions as we make decisions in the best interests of Pool Corporation, its employees and its shareholders.”

Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 400 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 120,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com